Contact:
Mark Bayer
SVP/Strategic Corporate Initiatives
P (717) 530-2297
mbayer@orrstown.com
SHIPPENSBURG, PA | December 12, 2016
Orrstown Financial Services, Inc. Announces Continued Expansion into Lancaster County with Acquisition of Wheatland Advisors, Inc.
Today Orrstown Financial Services, Inc. (NASDAQ: ORRF), the parent company of Orrstown Bank, announced that it has completed the purchase of Wheatland Advisors, Inc. (“Wheatland”), a Registered Investment Advisor headquartered in Lancaster, Pennsylvania.
Thomas R. Quinn, Jr., President & CEO of Orrstown Bank, commented, “Throughout our nearly 100 year history we have sought to enhance our product and service offerings and welcome talented financial professionals to the organization. Opportunities like this partnership with Wheatland Advisors, Inc. are unique and we are excited that Richard Heilig has chosen to bring his expertise to the Company.”
Richard Heilig, added, “The union with Orrstown and the addition of their trust expertise will enable us to better serve our current and prospective clients for many years to come and I am excited about this next step in Wheatland’s evolution.”
Mr. Quinn, Jr., continued, “Philip Fague, EVP/Orrstown Financial Advisors, has successfully managed our trust and wealth management group for many years and the team has repeatedly been nationally recognized for their results and the quality of their service. With the addition of Wheatland, combined assets under management will be more than $1.2 billion and we look forward to future growth in the region.”
Wheatland Advisors, Inc. will become a subsidiary of Orrstown Financial Services, Inc. and retain its name and location at 144 East Chestnut Street in Lancaster. The former owner of Wheatland, Richard Heilig, will remain affiliated with the firm and play an active role in managing the clients he has serviced for nearly 30 years.
The acquisition of Wheatland Advisors, Inc. continues the Company’s expansion into Lancaster County, joining the financial services office at 1800 Fruitville Pike and branch at 2098 Spring Valley Road. The Company also began construction last week on a new Manheim Pike branch at 566 Lausch Lane and will open another branch in New Holland in August of 2017.*
*New branches are subject to customary regulatory approval and local municipality permitting.

With about $1.4 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a full range of financial services through 25 locations throughout Pennsylvania and Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s stock is traded on Nasdaq (ORRF). More information available at www.orrstown.com.
Cautionary Note Regarding Forward-looking Statements: This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts.
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